FY 2014 Q2 Earnings Release Conference Call Transcript
December 19, 2013

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon, everyone. Welcome to NIKE's fiscal 2014 second quarter conference call. For those who need to reference today's press release you'll find it at http://investors.NIKEinc.com. Leading today's call is Kelley Hall, Vice President, Treasury and Investor Relations. Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC including forms 8-K, 10-K, and 10-Q.

Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of futures and at-once orders, exchange rate fluctuations, order cancellations, discounts and returns which may vary significantly from quarter-to-quarter. In addition, it is important to remember a significant portion of NIKE, Inc.'s continuing operations including equipment, NIKE Golf, Converse, and Hurley are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures, including references to wholesale equivalent sales. References to total wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results. Participants may also make references to other non-public financial and statistical information and non-GAAP financial measures. Discussion of non-public financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at NIKE’s website, http://investors.NIKEinc.com.

Now I would like to turn the call over to Kelley Hall, Vice President, Treasury and Investor Relations.

Kelley Hall, Vice President, Treasury and Investor Relations: Thank you operator.

Thank you operator.

Hello everyone and thank you for joining us today to discuss NIKE's fiscal 2014 second quarter results.

As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release which was issued about an hour ago, and at our website: http://investors.NIKEinc.com.

Joining us on today's call will be NIKE, Inc. President and CEO Mark Parker, followed by Trevor Edwards, President of the NIKE Brand, and finally you will hear from our Chief Financial Officer, Don Blair, who will give you an in depth review of our financial results.

Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time. So, we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-queue and we will do our best to come back to you. Thanks for your cooperation on this.

I’ll now turn the call over to NIKE, Inc. President and CEO Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.:

Thank you, Kelley. Hello everyone and happy holidays.

It’s always good to finish strong. And as we reach the close of the second quarter, that’s exactly what we’ve done. Looking at our results, you’ll clearly see that the NIKE, Inc. portfolio is a powerful engine for growth.

Here are the highlights:

•	NIKE, Inc. revenues increased 8% to $6.4 billion

•	Gross Margins came in better than anticipated, up 140 basis points

•	SG&A increased 14%, in-line with expectations…and reflecting strategic investments in our brands and operations

•	And Diluted EPS rose 4% to $0.59

As we discussed at our recent Investor Meeting, at no time in our history have the growth opportunities been greater for NIKE. Our ability to surgically focus our resources and align our efforts across multiple areas of our business allows us to successfully invest in our biggest opportunities for profitable, sustainable growth. This approach ensures we are in a strong position to manage the macro economic challenges when they arise and seize new opportunities when conditions improve…Like now, as we see initial signs of stabilization in select national economies.

Regardless of the macro economic conditions, we know we have to earn our leadership position with consumers every single day. And our management team has the experience to focus NIKE’s resources on what matters most to our consumers. With this focus we continue to increase our potential and ultimately reward our shareholders with long-term, sustainable, and profitable growth.

As I’ve said before, innovation is at the heart of everything we do. I continue to see expanding opportunities for NIKE to reach new heights of product and performance innovation. We’re a successful innovator because of our unique partnerships -- first and foremost with the world’s greatest athletes, whose insights inform our amazing products and services -- but also with other partners who help us advance in areas like digital and manufacturing. Our innovation pipeline has never been deeper or stronger than it is today.

Let me highlight three areas of innovation from the quarter:

•	First, the steps we’re taking with our digital initiatives;

•	Second, our new advances in apparel;

•	And third, our continuing efforts to revolutionize manufacturing.

At NIKE, digital is a powerful innovation engine. As we’ve discussed, our digital ecosystem has three key components: consumer connections; e-commerce; and digital products and services. Together, these components form our integrated digital strategy…and I continue to be incredibly bullish on digital’s potential to drive both innovation and strong growth for years to come.

Looking at our e-commerce business, we delivered another strong quarter, with 33% revenue growth. And at less than 15% of our DTC revenues today, our e-commerce business clearly has opportunity to grow. We also expanded our NIKE.com footprint in the quarter, launching sites in Japan, the world’s third largest e-commerce market and in Brazil further extending our commercial reach for consumers in this key growth market.

In digital products and services, we launched the next generation of NIKE+ Fuelband – the Fuelband SE. With enhanced features and services for our consumer, it reinforces NIKEFuel as the global currency of movement.

Given digital’s tremendous potential, we will continue to invest in innovation and infrastructure to accelerate our digital strategy and capture significant growth for NIKE.

Turning to apparel, we’ve delivered some major apparel innovations in the last 6 months, most notably with Tech Fleece, Aeroloft and Dri-Fit Knit. And having just come back from Brazil, where World Cup fever is already running high, I’ll touch on a World Cup-related advance in apparel: our new Brazillian and French football kits.

Working closely with the athletes and the national federations, we designed these kits to reflect each country’s rich football heritage. Insights from our athletes are reflected in the sharp attention to detail and beautiful craftsmanship. Each kit integrates technical performance innovation with team-specific design elements. The kits feature Dri-Fit Technology, engineered mesh and laser-cut ventilation for better cooling, and our lightest NIKE Pro baselayer ever. In fact, the uniforms are 16% lighter than our 2012 Euro Champ uniforms. And they are made of recycled polyester, using the equivalent of 18 recycled water bottles in every kit.

In the weeks ahead, we’ll launch 8 more National Team kits as all 10 NIKE teams - a NIKE record - get ready for the World Cup. These new kits are just one example of the unprecedented level of product innovation we have planned for the World Cup…It’s an exciting time, as we look forward to being a part of the biggest sports event in the world.

NIKE’s commitment to innovation extends beyond the products we design…. to how they are manufactured. As we shared at our Investor Meeting, our Manufacturing Revolution initiatives continue to challenge traditional manufacturing assumptions so we can maximize our potential to serve athletes and further extend our competitive position.

Take two examples: ColorDry and Flyknit.

ColorDry is a revolutionary new fabric dyeing process that replaces water with recyclable carbon dioxide. Beyond the breakthrough in sustainability, this impressive technology delivers superior results with brighter and more consistent colors in the fabric.

With Flyknit, we have continued to leverage its game-changing potential. We’ve extended Flyknit across all of our Running footwear platforms: Zoom, Lunar, Free and Air Max. And now with the Kobe 9 Masterpiece, Basketball is a part of Flyknit’s new frontier. Kobe’s new shoe includes the best of NIKE’s technologies, not only Flyknit, but also Flywire and Lunarlon. The technologies behind these visually striking shoes provide support and mobility at the same time.

And we’re not done with Flyknit: …not even close. We will continue to expand Flyknit across categories, pushing past the boundaries of what people think is possible, to deliver incredible products for our consumers.

By the way, we’ve just learned about Kobe’s injury and we wish him a full and fast recovery.

We are able to deliver strong results by remaining focused on the consumer and delivering innovative products into a differentiated marketplace. The strength of our portfolio allows us to leverage a focused group of high energy brands across a globally diverse set of markets and broad range of categories.

Trevor and Don will provide more specifics, but I want to highlight a few examples that reinforce the competitive advantages of our portfolio:

First, Converse. With Q2 revenue growth of 14%, Converse continues to deliver great results. Converse is a global brand with a rich history. We continue to leverage this legacy to drive growth by making Converse relevant to each new generation of consumers around the world.

Next, Western Europe, where revenues grew 18% in the quarter. In early 2012, we decided to reset our strategy in Western Europe. As our second quarter results demonstrate, with the right strategy and the right execution, we can deliver tremendous results. And our Futures orders of 26% demonstrate the clear momentum we have in the market, reflecting strong growth across multiple categories.

As we did in Western Europe, we are also executing a reset strategy in China, to reposition this critical market for sustainable, profit growth. It’s still early, but we are very encouraged by what we are seeing, with China delivering 8% revenue growth and continued improvement in our key performance metrics.

We’ve applied the insights gained from executing the category offense in North America first to Western Europe and now in China. This demonstrates our ability to translate key strategies into locally-relevant executions to unlock NIKE’s growth potential.

In 2014, we look forward to some of the most compelling moments in sports: the Super Bowl, the Winter Olympics in Sochi and, of course, the World Cup, just to name a few. At NIKE, events like these are inspiration points for us. These are the moments when we share the stage with the greatest athletes and showcase our most innovative products -- the products that will go on to transcend these individual events and catalyze new momentum in the marketplace around the world.

And with that, here is Trevor to discuss the NIKE Brand.

Trevor Edwards, President, NIKE Brand:

Thank you, Mark and happy holidays everyone.

AT NIKE, we’re crossing this quarter’s finish line exactly where we always aim to be – out in front. We feel great about where we are halfway through the fiscal year. At our recent Investor Meeting I spoke about the vast opportunity ahead for the NIKE Brand and our focused strategy to realize that opportunity. And our Q2 results reflect those efforts – the NIKE Brand delivered strong results, even as we continue to make strategic investments for the future.

So, on a constant dollar basis,

•	NIKE Brand revenue was up 9% for the quarter, with growth across all key categories, product types and geographies.

•	NIKE Brand DTC revenue increased 19%, driven by 10% comp store growth, new stores and a strong increase in online sales.

•	And, importantly, global Futures are up a robust 13%.

Our strategies are working and our investments are paying off. And the reason behind this success is clear: a razor-sharp focus on the consumer through the category offense. When you combine our full pipeline of innovative products, our strong connection with consumers and our ability to create compelling retail presentations that elevate the marketplace, it’s a winning formula for growth.

Let’s look at how that growth formula is playing out for the NIKE Brand, starting with two of our key categories: Basketball and Football.

First, let me start with Basketball. This Quarter is Basketball’s largest revenue quarter in our long history with the game. For years, we’ve built deep and meaningful relationships with consumers through two of the most powerful brands in the world – NIKE and the Jordan Brand. Today, with basketball truly a global sport, these relationships now span the entire world. This fueled double-digit growth for the category, with combined NIKE and Jordan Q2 revenues growing in every single geography.

We succeed in Basketball for a simple reason: Our relationships with the world’s best players give us unrivaled insight that leads to amazing product innovations, which fuel our ability to inspire consumers all over the globe.

It’s that constant innovation that strengthens NIKE’s position as the world’s leader in basketball. We’ve had strong sell-through of the KD 6, the LeBron 11 and the CP3.7, Chris Paul’s signature shoe. And anticipation is approaching a fever-pitch for the Kobe 9 Masterpiece, the first basketball shoe to use Flyknit technology, as Mark discussed. It becomes available in February.

You can also see that passion coming to life in the marketplace. Retail destinations, like our own DTC stores or the House of Hoops with Foot Locker, continue to be the go-to-places for consumers who live and breathe basketball – in the U.S. and, increasingly, in Europe. These category-focused shopping experiences are a great example of our growth strategy – a focus on the consumer, an elevation of the marketplace and the delivery of a superior brand experience.

Now let’s talk about the World’s Largest Game: Global Football. Our business in this category continues to accelerate. And with the World Cup just six months away, we will strengthen our position as the world’s leading Football brand. I feel very confident about our position heading into the World Cup. With 10 teams and the best line-up of product that I’ve ever seen, I can tell you it will be an incredible time for Football and for NIKE.

Above all else, the World Cup lets NIKE showcase our game-changing product innovations on the global stage. We have already launched an incredible number of products over the last six months alone, starting with the Hypervenom, our most successful boot launch ever. We followed that up with the Hi-Vis 4 Silo, which has beautiful performance aesthetics that enhance the player’s ability to see teammates quickly and make critical plays when seconds count. We also launched new national team kits for France and five-star champion Brazil …and there is still so much more to come. This unmatched pace of innovation and brand energy will continue to drive our growth in this category in the years ahead.

Last month, I was in Rio when we launched the new Brazil team kit and I can tell you the excitement was amazing. The full day of celebration was a tangible expression of Brazil’s love affair with the sport. It was a privilege to witness this shared moment of national pride as we unveiled the team kit. The electric atmosphere also included the “Run Rio” 10K and a concert on the beach with tens of thousands of people. It was an unbelievable experience that only NIKE could deliver.

After all, NIKE is in the business of making big moments, bigger. These are the meaningful experiences that make the connection to the NIKE Brand personal for consumers and expand our business potential in key growth markets around the world.

So now let’s focus on our key geographies, starting with the Emerging Markets.

Our Q2 revenue in the Emerging Markets increased 3%, well below what we would have expected for this key growth geography. While we had strong growth in nearly every territory, these results are largely offset by significant logistical challenges in Mexico.

In June, we transitioned to a new third-party logistics provider in Mexico, and the transition did not go as smoothly as planned. As a result, shipments from our distribution center to our wholesale partners were delayed, leading to a build-up of inventory in the distribution center and a shortage of NIKE product in the market. We are working with our third-party logistics provider to resolve the issues and expect to be shipping to demand by the end of Q3. As we continue to manage through this logistical issue, we’re actively engaging our wholesale partners to ensure the appropriate flow of goods into the marketplace. However, we believe it will take a few quarters for us to fully regain our business at retail and address residual inventory issues.

Despite these short-term challenges, the NIKE brand continues to lead in Mexico and the Emerging Markets overall. Futures orders are strong and we remain confident in the long-term potential of this key growth geography.

Now let’s turn to North America, which continues to be a great example of what the NIKE Brand category offense can accomplish worldwide. In Q2, revenues grew 9% and reported EBIT grew double digits for the sixth quarter in a row.

The category offense remains a powerful strategy for driving growth and profitability in North America. By offering an unparalleled consumer experience across wholesale, retail and online, we expand both the market and our share. This approach drives consistent expansion in our largest categories, like Running and Basketball, and allows us to aggressively attack our biggest growth opportunities, like our Young Athletes and our Women’s businesses.

Let me take a second to discuss the last two. In our Young Athletes business, we are seeing tremendous momentum with double-digit growth in Q2, which we expect to accelerate through new retail concepts with our wholesale partners, like the NIKE FlyZone at Kids Foot Locker.

And in the Women’s business, as we discussed at our recent Investor Meeting, the NIKE Training Club has helped us build meaningful connections with women. We’ve used this knowledge to create a unique consumer experience in our own retail locations. And I’m pleased to report that our results continue to be very strong. Our Women’s business in the NIKE Training Club doors outpaces our other retail doors by strong double-digits. Because of this response, we are expanding beyond the 20 doors we launched in August, and plan to have over 40 NIKE NTC doors by the end of this fiscal year.

Overall, we continue to see clear opportunity for growth in North America, as we focus on the needs of our consumers and deliver innovative product and compelling retail experiences.

Now let’s look at China. For Q2, revenues increased 5%, driven by strong growth in Basketball and Running. We are confident our strategy will set the foundation for sustainable, profitable growth in China over the long-term. And we are making good progress:

First, we are segmenting and differentiating our points of distribution to create more focused consumer experiences and to increase market capacity. Our leadership position with consumers lets us offer innovative performance-led product through more compelling retail experiences.

Second, we are sharpening our merchandising strategies. We’ve recently tested four new concepts in our DTC stores and with our wholesale partners – including new fixtures and more refined merchandising.

And third, we continue to work with our wholesale partners to create a more seamless operating platform – ensuring we get the right product, to the right door, at the right time.

While we’re still relatively early in the reset process, the results are very encouraging. Comp store sales in our DTC stores were up over 20% in Q2, and our wholesale partners are seeing improvement in those stores that have been re-profiled. In these stores, revenue and sell-through rates are above fleet averages. And, inventory levels are improving throughout the marketplace. By focusing on increasing retail productivity, we will continue to grow the profit pool and put ourselves in a position for renewed, sustainable growth in China.

Finally, in Western Europe, we delivered a great quarter, with 15% revenue growth. About two years ago, we made the decision to put a new, more centralized organizational structure in place to better manage key partner relationships and accelerate the implementation of the category offense in Western Europe. That decision is delivering tremendous results.

Key territories such as the UK, Northern Europe and AGS (which comprises Austria, Germany and Switzerland) are showing incredible growth in both Revenues and Futures. And, as is the case elsewhere for the NIKE Brand, we are leading with performance, showing real strength in Running, Basketball, Football and Women’s Training. We have seen double-digit DTC growth and strong growth with our wholesale partners, driven by new category experiences that bring the power of the NIKE Brand to life in the marketplace. Examples include the House of Hoops with Foot Locker in the UK and shop-in-shop executions with Karstadt in Germany and Futbolmania in Spain. As our results demonstrate, the category offense is having a significant impact on our business in Western Europe -- and there are still considerable opportunities ahead.

Our results this quarter prove that by focusing on the consumer, we will continue to build our business throughout the many growth opportunities worldwide. The strategies and investments we make create that critical strong foundation, and we will make the most of those opportunities – now, and in the years to come.

Thanks – and now here’s Don.

Don Blair, VP & Chief Financial Officer:

Thanks Trevor and happy holidays everyone.

I’d like to begin by highlighting three competitive strengths that underpin our Q2 results and give us confidence in our ability to deliver profitable growth and consistent returns to shareholders.

Let’s start with our focus on the consumer. As Trevor discussed, in Q2 the NIKE Brand delivered growth across each of our geographies, product types and global categories. The key driver of that success is our category offense. We first saw the power of the category offense in North America, which delivered mid-teens revenue and EBIT growth over the last three fiscal years.

More recently, the work we’ve done to implement the strategy globally is accelerating growth in other markets, most recently in Western Europe. These results underscore our confidence that the category offense will drive profitable growth in other key markets such as China and Brazil. By focusing more sharply on the consumer, we’ve improved our ability to deliver relevant product innovations, deeper brand connections and compelling retail experiences. The result is incredible topline momentum as well as the product and brand separation that enables premium prices and gross margin expansion.

The second strength is the NIKE, Inc. Portfolio. For a global business spanning 190 countries, there will always be unforeseen macroeconomic and operational factors that affect our business. The breadth of our portfolio, the capabilities of our operating platform and the strength of our balance sheet, give us the tools to manage the impact of these factors on our consolidated results; the depth of our management team gives us the ability to use those tools to deliver sustainable growth in profits and cash flows.

That brings me to the third strength, which is our ongoing commitment to investing for the future and delivering near term profitability. So far this year, we’ve delivered strong EPS growth and Return on Invested Capital reached a new high, increasing nearly 6 points to over 26%. And in the first six months of the year, we’ve returned over a billion dollars to shareholders, through share repurchases and dividends. We’re able to deliver these returns because we’ve invested in growth strategies such as product innovation, digital infrastructure and marketplace development, both wholesale and DTC. And we’ll continue to invest in those strategies, allocating resources to the highest potential opportunities to maximize returns.

With that introduction, let’s recap our Q2 results:

Second quarter reported Revenues for NIKE, Inc. increased 8%. On a currency-neutral basis, both NIKE, Inc. and NIKE Brand revenues increased 9%, while Converse increased 11%.

Also on a currency-neutral basis, NIKE Brand Futures Orders increased 13%, driven by a 10% increase in units and a 3% increase in average selling price. Futures for most of our geographies increased at a double-digit pace, driven by strong demand across multiple categories including Global Football, Sportswear, Running, Basketball and Women’s Training. On a reported basis, Futures grew 12%, reflecting weaker international currencies.

Second quarter Diluted EPS increased 4% to 59¢, driven by revenue growth, gross margin expansion and a lower tax rate, partially offset by higher year-over-year SG&A investments and stiffer FX headwinds. We’ve discussed the phasing of SG&A spending on previous calls. As a result of the timing of investments in FY13 and FY14, we expected FY14 EPS growth to be significantly front-loaded in Q1, with lower growth over the balance of the year.

We’ve also discussed the significant impact of weaker international currencies, which reduce our gross margin and erode the US dollar value of local currency profits. We estimate changes in currency exchange rates reduced our EPS growth by about 10 percentage points for both the second quarter and year-to-date. As we’ve noted on previous calls, we expect FX headwinds to continue to pressure balance of year earnings growth.

Gross Margin for the second quarter increased 140 basis points. The favorability was driven by a mix shift to higher margin products and businesses, higher average prices and lower raw material costs, as well as the continued strength of our DTC business. These positive factors were partially offset by higher labor costs and continued FX headwinds, due largely to weaker developing market currencies.

As expected, Q2 SG&A spending rose at a mid-teens rate, with Demand Creation increasing 13% and Operating Overhead up 14%. Second quarter demand creation spending was higher to support new product launches, including the World Cup kits and Fuelband SE, as well as global running events and the ramp up to the Winter Olympics. The increase in Operating Overhead reflects targeted investments in long-term infrastructure and capabilities, growth in our higher gross margin / higher cost DTC business, as well as continued investments in digital.

Other expense, net was $13M for the quarter, driven primarily by a charge related to an adverse legal judgment in Western Europe.

The Q2 Effective Tax Rate was 25.1%, a 170 basis point improvement versus the prior year due primarily to an increase in earnings from our operations outside of the U.S., which are generally subject to a lower tax rate.

Q2 Inventories grew 11%, below the rate of Futures growth. Inventories are generally in good shape, though we’re continuing to work through pockets of excess inventory created by distribution center issues in Mexico and some slow moving footwear styles in North America, most notably a line of retro training footwear. With our well-developed liquidation channels, we’re confident we have the appropriate plans in place to address these situations.

Now let’s take a look at some performance highlights by segment:

In North America, Q2 Revenue increased 9% on both a reported and constant currency basis, driven by growth across all key categories including double-digit growth in Basketball and Women’s Training. For the quarter, Footwear revenue increased 10%, while Apparel rose 9%. DTC revenues grew 12% in the quarter, driven by 7% comp store sales growth.

On a reported basis, Q2 EBIT for North America grew 15%, due to strong revenue growth and gross margin expansion.

In Western Europe, Q2 Revenues increased 15% on a currency-neutral basis. As Trevor discussed, we continue to be very pleased with the growth in our business in Western Europe following our strategic reset in 2012. Growth continues to accelerate at an impressive rate, led by double-digit growth in Sportswear, Running, Basketball and Women’s Training, as well as in our Young Athlete’s business. Territory performance was led by the UK and AGS, with revenues increasing at least 20% in each territory.

On a reported basis, Q2 Revenue for Western Europe increased 18% and EBIT increased 12%, driven by revenue growth and gross margin expansion, partially offset by the legal charge I mentioned earlier.

In Greater China, currency-neutral Revenue grew 5%, led by growth in Basketball, Running, Sportswear and Global Football. On a reported basis, Q2 Revenue in Greater China increased 8%, and EBIT increased 5% as revenue growth was partially offset by investments in our DTC business.

As both Mark and Trevor indicated in their earlier remarks, we’ve seen encouraging results in partner stores we’ve reset with more focused assortments. And NIKE DTC stores continue to perform well, with comp store growth over 20% for the third consecutive quarter. These results are an indication that our strategies are the right ones, and we’re now working with our retail partners to refine and scale them.

As we’ve said previously, our Futures and revenue growth for China won’t necessarily show sequential improvement every quarter as we move through this transition. While we work with our retailers to manage the marketplace with greater discipline, year-on-year changes in cancellations, returns and discounts will create volatility in revenue growth and disparities between Futures growth and revenue growth. At this point we continue to expect overall FY14 revenue to be roughly in line with the prior year, with single digit revenue growth in Q3 and flat to down revenue in Q4.

Revenue in the Emerging Markets geography grew 3% on a currency-neutral basis, driven by higher revenues in nearly every territory and double-digit growth in the largest territory, Brazil. Although revenues for the geography were above the prior year, the rate of growth was significantly below the rate we’d expect, driven primarily by the impact of ongoing supply chain challenges in Mexico.

On a reported basis, revenue in the Emerging Markets declined 4% and EBIT decreased 18%, due to the adverse impact of FX headwinds on gross margin and translation. The decline in EBIT also reflected increased demand creation investments in advance of World Cup and higher operating overhead for new retail stores and the launch of NIKE.com in Brazil.

Converse Revenue grew 11% on a currency-neutral basis, driven by continued strength our largest owned markets: North America, the UK and China.

On a reported basis, Revenue increased 14% while EBIT grew 10%, as revenue growth was partially offset by investments in demand creation, infrastructure and DTC.

We’re pleased by the underlying strength of our business and expect that momentum to continue over the balance of the fiscal year. That said, FX headwinds have had a significant negative impact on our EPS growth for the first half and we expect to face ongoing pressure from weaker developing market currencies over the balance of the fiscal year. Our updated full year guidance reflects both the year to date and forecasted balance of year impact of this FX pressure.

Specifically, we expect Revenue for Q3 to grow at a high-single to low-double digit rate, and Q4 to grow at a low double-digit rate, reflecting the weighting of Futures orders to the back half of the window. For the full year, we expect revenue to grow at a high-single to low-double digit rate.

Gross Margin for the first half of the fiscal year exceeded our expectations, as we saw a mix shift to higher margin products, higher average selling prices, and continued strength in our DTC business. While we expect these factors will continue to drive margin expansion in the second half of the fiscal year, we will be facing new pressures as raw material costs shift from tailwinds to headwinds and we increase discounts to clear pockets of excess inventory. We also expect to face continued pressure from labor costs and foreign exchange.

As a result, we expect gross margin to expand by about 25 basis points in each of Q3 and Q4. For full year FY14, we now expect gross margin expansion of approximately 75 basis points.
For Q3, we expect total SG&A to grow at a high-teens rate, driven by Demand Creation growth of over 20%, reflecting phasing of spending in support of key sporting events, as well as comparisons to a relatively lower level of spending in the third quarter of FY13. We expect Operating Overhead to grow at a high-teens rate in Q3, reflecting ongoing investments in strategic initiatives. For the full year, we now expect SG&A will grow at a low-teens rate.

For FY14, we continue to expect the Effective Tax Rate will be about 25%.

As Mark said at the top of the call, we feel great about the strong results we’ve delivered in the first half of the year. As we look ahead to the second half of FY14, we will continue to make strategic investments to drive long-term growth, even as we capitalize on those investments we’ve already made, to deliver appropriate returns for our shareholders in the near-term.

We’re now ready to take your questions.

QUESTION AND ANSWER SECTION

Operator: (Operator Instructions).Omar Saad, ISI Group

<Q – Omar Saad>: Appreciate all the information. It's very helpful. I was wondering if you could elaborate -- you talked a lot of the gross margin dynamics. I wondered if you could elaborate on the -- it sounded there's a mix shift to more premium products, higher price points. And how do you think about the gross margin dynamics long term, especially as you layer in some of these manufacturing revolution initiatives?

<A – Mark Parker>: Well, first, I'd start with the quarter. As I indicated in the prepared remarks, we did see a lot of things go right in Q2. We're continuing to see higher average selling prices, and that's driven by both price increases we've taken, as well as very strong growth in the premium end of both the footwear and the apparel product lines. And the revenue mix, as I said, has definitely shifted to higher-margin pieces of business. For example, the growth in Western Europe, as well as growth in performance Basketball and DTC, are all positive mix shifts for us. And we also had some lower discounts in Q2, as we were clearing a lot of inventory in China in this quarter last year, so all very positive things and we also had a bit of a tailwind from raw material costs. So all of those were upsides in the quarter, and that offset some of the FX headwinds and the higher labor costs. As we talked about on the prepared remarks, I do think that most of those pluses are going to be positive factors over the balance of the year. And certainly, the strategies around looking at our pricing each season and making sure that we're taking the benefits from the differentiation of our products and the improved retail presentation, that's clearly part of the strategy and certainly long term. We are very focused on the premium aspects of our brand and our product lines; and as we bring new innovations to the market, we're definitely trying to use those to help move margins higher. So as we think about a lot of the long-term things that we do control, we're really focused on long-term expansion and gross margin. Obviously, there's a lot of factors out there that we don't control. And so on the long term, we obviously aim to offset things like currencies and improve -- increased labor costs, and we're confident that the strength of our brand and our product lets us do that over the long term.

<A – Don Blair>: And we'll take a quarter-to-quarter look, obviously, at pricing opportunities, they'll continue to be an important lever here. We'll look at, as you said -- as you asked about the manufacturing innovations, very committed to that. We're actually accelerating our innovation agenda there and confident that we can take some bigger steps, particularly as we scale some of these innovations to help offset some of those input cost headwinds. So it's a balancing act as always. But I -- frankly, I think we're in a great position. The innovation pipeline is incredibly strong. New product coming in at premium price points that I think are incredibly compelling. So all that bodes well, I think, to help us on that margin line.

Operator: Robert Ohmes, Bank of America Merrill Lynch

<Q – Robert Ohmes >: Just a -- 2 questions. Just first, a follow-up on -- a little bit of follow-up on Omar's question. Your futures orders, you -- I think you said 10% unit growth to get to the 13%. And can you tell us what that would look like, the split for North America ASP versus unit growth? And then maybe with that, with the unit growth so high, I don't think the industry is growing that high globally in units. And can you talk about -- and I don't think I'm seeing same-store sales growth like that for some of your largest customers. Can you maybe help us understand where the new distribution is coming from the fastest? And then the second question was just on China. I'm hearing a 20% comp in your own D2C and some of the comments on the partner stores that you've done some work on and then the total revenues you're being cautious on. Maybe just a little more help in understanding when you could return to a more stable, secular, double-digit growth in China.

<A – Don Blair>: Okay. So let's just start with the first question about futures. You are correct that the 13% futures growth is 10% on units and 3% on average selling price. And we are seeing that trend pretty consistently around the world where we've got an expansion in average selling price which, as we said earlier and Mark reiterated, is driven by pricing opportunities, as well as shifting of mix to premium products. So we are seeing that pattern around the world. I'd rather not get into trying to reconcile individual geography numbers at this point, but it is a pretty consistent pattern. As far as the relative growth rates, I mean, in our futures numbers are, first of all, embedded the DTC demand as well. So that DTC growth that we're seeing both online as well as comp store numbers is driving some of that growth. And then similarly, if you look at our wholesale customers, a lot of them have online businesses as well, which are driving accelerated growth. So we feel really good about the momentum we've got in the marketplace. We are certainly outpacing the growth of our key accounts because we're taking share in those accounts. So as we look at the growth trends, we feel really good about how the category offense is driving that sustainable growth around the world. So with respect to China, let me hand it off to Trevor.

<A – Trevor Edwards>: Yes, on China, as we said in the prepared remarks, we feel really that we're making great progress around our reset strategy. We're obviously very encouraged by the results of the -- for Q2, and we're seeing continued improvement in our key performance metrics and we kind of pointed out a couple of things. Obviously, we talked about, like that DTC is the comp store is actually at 20%. And we're seeing sort of revenue and sell-through in our re-profiled doors outpacing the fleet averages. And then also, we're seeing an improvement in certainly in the inventory level that are in the marketplace. So all those things are really -- point in the right direction. However, one thing that we have said, I think, pretty consistently is that we won't expect it to be a linear path to growth. So the -- when we talk about futures being 1%, we feel good about that because again, we're continuing to get all of the elements of the business back together. Now in terms of a specific time, we can't really say a specific time. What we can say is that we feel great about the long-term potential of the marketplace. We feel that we have a really strong brand, and we'll continue to position the brand in the right way and we're segmenting the market in the right way, and the merchandising strategies we're doing are all working. So it's more a matter of time but I can't put out an exact moment and say it's then, but again, we feel very confident about the future.

<Q – Robert Ohmes >: So it's fair to say that it's still a situation, and I think you commented on the past, that your partners are maybe ordering more from you than you are currently willing to ship to them in China?

<A – Mark Parker>: I'm not sure I want to address relative conversations we might have with our consumers, Robbie, but I think the key aspect of what we're doing in China here is we are really focused on sustainable, productive retail spaces, and nothing succeeds like success. When these new concepts and these new merchandising assortments are selling the way they are, then our partners are very, very eager to get on that path.

<A – Trevor Edwards>: We're taking a very disciplined approach here in maintaining that as we scale.

Operator: Kate McShane, Citigroup Inc.

<Q – Kate McShane >: My first question is around the higher ASPs and specifically, in apparel. Can you talk a little bit about if you're raising prices on existing apparel platforms? Or is it more on the new technologies you spoke about earlier in the call today?

<A – Trevor Edwards>: Yes, I would -- it's actually a combination of both. What we continue to do in our apparel business, and certainly we've done it recently with the new Tech Pack launch that we did for Sportswear, it's a great example of bringing innovation to what can somewhat be seen as a dominant category. So we were able to bring some great innovation there and obviously, as we talked about here, getting paid for that work is a really important piece. So we're actually driving, obviously, higher prices as well as making sure that it's delivering. The Aeroloft is another example, as well as Dri-FIT Knit. So you're seeing across the board, we're bringing innovation into the marketplace and using that as an opportunity to make sure the consumer is getting the right value because we bring great innovation into it. And our focus certainly has been around our Sportswear business, making sure that we have the premium setting, which we call the red label, which has actually grown at a really rapid rate right now. Really around the world, we're seeing that consistently. So all those things are pointing to our ability to take premium price based on the strength of our brand, as well as the strength of the technology that we put in place. And clearly, the consumer is seeing great value from that.

<Q – Kate McShane >: And if I may, just with my second question with regards to Flyknit and the supply chain, I know it's a multiyear strategy to build this out. But can you walk us through how you're progressing with your investment in getting the Flyknit supply chain more robust and what still needs to be done?

<A – Mark Parker>: Yes. Actually, we've been very aggressive in our investment in scaling Flyknit production capacity, namely with a couple of major partners here, and I actually feel quite good about the pace that we're moving. We're actually moving into more technical executions of Flyknit, too, which take actually more time from a production and a design engineering standpoint. Very aggressive in terms of how we're innovating using this technology, so that creates more challenges, if you will, all the way through the manufacturing process. But really feel good about where we are. You'll -- as I said earlier, we have it scaled across many of the Running -- actually all of the Running platforms. We have it in Sportswear, in Training. Just introduced it in Basketball, and I think you'll see Flyknit continue to be a really important technology for us, as we scale and leverage across even more categories going forward.

Operator: Chris Svezia, Susquehanna Financial Group

<Q – Chris Svezia >: First, I just want to touch on Western Europe. You've shown very nice improvement there, and I guess, more specifically, on the footwear side than on apparel. So I'm just curious, maybe just talk about your progress in Europe on the apparel segment of the business, how we should think about that? And also, unless I might have missed it, I don't know if you mentioned Global Running, if it was up and -- I assume it was up, and by how much? And the last question I just had for Don, for you, just maybe if you can rank between -- when you think about gross margin in the second half of the year, 25 basis points in the back half, maybe rank between FX, some of the inventory you need to clean up, input cost in terms of where the bigger heavyweights or where the biggest deltas are occurring.

<A – Trevor Edwards>: Okay. On Western Europe, again, we saw great results for Western Europe, as we've talked about 15% revenue growth. We're actually seeing that both across footwear and apparel. So both of those are actually growing at strong double digits. The futures growth was also at 23%, which is showing continued momentum across multiple categories. The -- one of the keys around Europe, and it really goes back to what Mark spoke about earlier, which is we went in and did a strategic reset in Europe where we really focused on key accounts, as well as centralizing our approach to those key accounts, as well as accelerating the category offense. And so what we're seeing is we're seeing really great growth around performance. We're seeing growth in both footwear and apparel. We're seeing growth in our Sportswear and our performance businesses, but with actually performance leading the way. So we're seeing great growth in Running, Basketball, Football and Women's Training. We've talked before about the success we've been having actually in Football. So across the board, we would say that we're gaining strength in the marketplace and delivering even greater separation in our footwear position in Europe. And we truly believe it's part of the total offense that we've got in place in Western Europe, so we're very confident about where we are there. And we said the category offense is actually paying great dividends. Now around Running, we're actually seeing again -- we didn't talk about Running this time, and we see -- again, we feel great about the results. We're seeing a continued strong growth in both revenues and futures, and it's really a case of the total offense sort of playing in, which is both footwear and apparel across multiple geographies. Obviously, it's been a key driver for North America for the period but we're actually seeing growth really across all the geographies going forward, and we feel very confident about the innovation pipeline that we have coming in Running. So all those being said, again, we continue to feel really good about our position in Running, and we see further opportunity to continue to grow in the marketplace as we work specifically with our customers on giving new expressions to the Running business.

<A – Mark Parker>: And quickly, your question on gross margin, the largest swing between where we were in the second quarter and what we're now seeing for the third and the fourth quarters is that move from tailwind to headwind on materials, and that is something that obviously relates to the spike we saw several years back in materials, which has then ebbed. We've now gotten back essentially to stabilization, and we see at the second half of the year, that starting to move into a headwind situation. Next would be the swing in discounts from favorable year-on-year to a little bit higher as we clear some pockets of inventory, and then FX would be the third.

Operator: Jay Sole, Morgan Stanley

<Q – Jay Sole >: Trevor, you said NIKE is in the business of making big moments bigger. That's a fascinating statement. Can you talk about that statement as it relates to the Winter Olympics? What sports and athletes, products and marketing strategies will help make that big moment even bigger?

<A – Trevor Edwards>: Yes, obviously -- thanks for that question. We're -- and I personally like the words about we make big moments even bigger. What we mean by that, it's -- it is our job, as a brand, and we've always seen it this way, to continue to bring excitement to the marketplace, to give consumers new opportunities to connect with our brand, to bring innovative products into the marketplace and also to elevate how they connect at retail. And so we feel -- we're very excited about the Winter Olympics as we're preparing for the games. We are still the sports brand of choice in Russia and in Eastern Europe, and it's a great opportunity for us to continue to bring inspiration and innovation to the athletes as well as to the broader consumers. So at this moment, a lot of our focus is on just making sure we have the right products in the pipeline, and we're pretty much lined up for that and we feel really good about lining up for Sochi. Interestingly, as we mentioned, too, we also have the World Cup coming up, which is a very big opportunity for us to bring even more greater innovation into the marketplace.

<A – Don Blair>: So just to hit a couple of high points here, we do sponsor the Ice Hockey Federations, and so you'll see certainly NIKE on the ice. We've certainly got some connections into the action sports piece. And as Trevor said, we've got some great connection points with our business in Russia, which has been a fantastic success story for us this year. Our business there is really growing very rapidly, and the Olympics are a great ignition point for that marketplace.

<Q – Jay Sole >: Don, if I can ask you one more question just on the guidance. Very clear that FX, input costs, labor costs are headwinds. But it looks like the full year guidance is up a little bit from where we were last quarter. Can you talk about how much the guidance has just, like, flowed through from what we saw this quarter? And how much is based on an outlook that's maybe a little bit higher for the second half of the year than you had before?

<A – Don Blair>: Well, the guidance that we gave is actually, line by line, you have to look at all the lines. So revenue, we've seen fantastic momentum, and so there's maybe a touch more optimism on the revenue line for the full year. We've also seen more optimism on the spending or on the gross margin side. Spending has re-phased over the course of the year. So when you look at the year holistically, we've got a lot of puts and takes on the lines but the underlying change really is that currency headwind. The impact in the first half was about 10 points of EPS growth. You didn't see all of that because of the way our SG&A phasing played out but that is definitely what's really driving changes in the full year outlook. It's really the carryover of that from the first half.

Operator: And your final question comes from Jim Duffy, Stifel Nicolaus

<Q – Jim Duffy >: Don, I'm looking for, if you will, a little more clarification on the change in the SG&A guidance. Given that currency is a bigger headwind on the top line, one would think there'd be a giveback there at the SG&A line. Am I thinking about that incorrectly?

<A – Don Blair>: It all depends on where it is around the world. So the major changes in currency are developing market -- developing market currencies, which would be markets like Russia, Brazil, some of the -- Mexico, some of the businesses where we have fairly significant businesses, and those currencies had been hit pretty hard. That's not where a lot of our investment dollars go. Quite a bit of the investments we're making around DTC are in developed markets, and a lot of the investments that we make in innovation are actually right here in the U.S.

<Q – Jim Duffy >: Got you, okay. And then growth -- some of the Converse brand continues to impress. Can you speak to some of the efforts to diversify the business and the contribution to grow it from franchises other than Chuck Taylors?

<A – Mark Parker>: Yes. Actually, I'll jump in. This is Mark. We've introduced this last quarter, and it's just beginning of a huge commitment to diversify the Footwear business beyond the Chuck Taylor All Star, and that's the CONS footwear part of the line. We feel good about the initial start there. That will ramp up as a bigger priority and a bigger scale play over the next fiscal year or 2. Apparel, we're just in the infancy stages there, really focused on specific segments of the market, specifically tees and fleece to start, and feel really good about the -- where we are in the upside opportunity there as well. And then we see some investments in DTC. E-commerce also yielding some growth for us as well.

<A – Kelley Hall>: Thank you, everyone. Appreciate you joining the call and have a happy holidays. We'll talk to you next year.